EXHIBIT 99.1

Contact: Emanuel Chirico
Executive Vice President & Chief Financial Officer
(212) 381-3503
www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION
ANNOUNCES EXPIRATION OF TENDER OFFER

New York-- Feb. 27, 2004 -- Phillips-Van Heusen Corporation (NYSE: PVH) announced today that its offer to purchase for cash of its outstanding 9-1/2% Senior Subordinated Notes due 2008 expired at 12:00 midnight, New York City time, on February 26, 2004, and has not been extended.

On January 29, 2004, the Company commenced a cash tender offer and consent solicitation relating to its outstanding 9-1/2% notes. On February 18, 2004, the Company purchased approximately 90% of the outstanding 9-1/2% notes, which notes were tendered pursuant to the tender offer and consent solicitation prior to expiration of the consent solicitation on February 9, 2004. As previously announced, the Company called for redemption on February 24, 2004 all of the 9-1/2% notes that remained outstanding.

Phillips-Van Heusen Corporation is one of the world's largest apparel and footwear companies. It owns and markets the Calvin Klein brand worldwide. It is the world's largest shirt company and markets a variety of goods under its own brands, Van Heusen, Calvin Klein, Izod, Bass and G. H. Bass & Co., and its licensed brands Geoffrey Beene, Arrow, Kenneth Cole New York, Reaction by Kenneth Cole and BCBG Max Azria.